UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

PARAMETRIC TECHNOLOGY CORPORATION

(Name of Registrant as Specified In Its Charter)

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PARAMETRIC TECHNOLOGY CORPORATION

140 KENDRICK STREET

NEEDHAM, MASSACHUSETTS 02494

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on March 3, 2004

We will hold the Annual Meeting of Stockholders of Parametric Technology Corporation (“PTC”) at the offices of the Company, 140 Kendrick Street, Needham, Massachusetts 02494 on Wednesday, March 3, 2004 at 9:00 a.m., local time. At this year’s Annual Meeting, we will ask you to:

1.	Elect two Class II directors to serve for the next three years.

2.	Approve an increase in the number of shares of Common Stock issuable under our 2000 Employee Stock Purchase Plan.

3.	Confirm the selection of PricewaterhouseCoopers LLP as PTC’s independent auditors for the current fiscal year.

4.	Consider other business that may further or relate to the foregoing.

You may vote at the Annual Meeting if you were a PTC stockholder at the close of business on January 9, 2004. With the Proxy Statement, we are sending you PTC’s 2003 Annual Report to Stockholders, including our Annual Report on Form 10-K with our financial statements.

By Order of the Board of Directors

AARON C. VON STAATS
Clerk

Needham, Massachusetts

January 26, 2004

PTC's offices are located at 140 Kendrick Street, Needham, Massachusetts. Directions to our offices are as follows:

From the North:

Route 128 South to Exit 19B, to Highland Avenue. At the next traffic light, take a left onto Hunting Road. Left onto Kendrick Street. PTC entrance is on the right hand side.

From the South:

Route 128 North to Exit 18, right onto Great Plain Avenue. Right onto Greendale Avenue. Right onto Kendrick Street.

From either the East or West:

Mass Pike to Route 128 South to Exit 19B, to Highland Avenue. At the next traffic light, take a left onto Hunting Road. Left onto Kendrick Street. PTC entrance is on the right hand side.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR VOTE BY TELEPHONE OR ON THE INTERNET, IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE IS REQUIRED IF THE PROXY IS MAILED IN THE UNITED STATES.

i

PROXY STATEMENT FOR THE PARAMETRIC TECHNOLOGY CORPORATION

2004 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why Did We Send You this Proxy Statement?

As a stockholder, you have the right to attend and vote at the Parametric Technology Corporation (PTC) 2004 Annual Meeting of Stockholders. If you attend the Annual Meeting, you may vote your shares directly. Whether or not you attend, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf. The PTC Board of Directors is soliciting your proxy to encourage your participation in voting at the meeting and to obtain your support on the proposals presented.

There are two parts to our proxy solicitation: this proxy statement and the enclosed voting instruction form (which may also be called a “proxy card”). The proxy statement explains the proposals to be voted on at the Annual Meeting. You use the voting instruction form to authorize your shares to be voted as you wish.

We will begin mailing this proxy statement on January 26, 2004 to all stockholders entitled to vote. If you owned our common stock at the close of business on January 9, 2004, you are entitled to vote. On that date, there were 266,532,101 shares of common stock outstanding. Common stock is our only class of voting stock.

How Many Votes Do You Have?

You have one vote for each share of common stock that you owned at the close of business on January 9, 2004. Your proxy card or other voting instruction form indicates the number.

How May You Vote by Proxy?

To vote, simply complete, sign and return the form before the meeting, and your shares will be voted as you direct. If you wish, in most cases you may vote by telephone or the Internet instead.

When you vote, you are giving your “proxy” to the individuals we have designated to vote your shares as you direct at the meeting. If you sign the form but do not make specific choices, they will vote your shares to (i) elect the two current directors nominated by the Board, (ii) approve an increase in the number of shares of Common Stock issuable under our 2000 Employee Stock Purchase Plan and (iii) confirm the selection of PricewaterhouseCoopers LLP as our independent auditors. If any matter not listed in the Notice of Meeting is properly presented at the Annual Meeting, they will vote your shares in accordance with their best judgment. At the time we began printing this Proxy Statement, we knew of no matters that needed to be acted on at the meeting other than as discussed in this Proxy Statement.

Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed voting instruction form and to return it promptly in the envelope provided. Returning the form will not affect your right to attend the Annual Meeting. If you wish to vote at the meeting despite having returned the form, see below under “May I Revoke My Proxy” and “How Do I Vote in Person.”

How May You Vote by Telephone or the Internet?

Instead of submitting your vote by mail on the enclosed voting instruction form, you may vote by telephone or the Internet. Please note that there may be separate telephone and Internet arrangements depending on whether you are a registered stockholder (that is, if you hold your stock in your own name) or you hold your shares in “street name” (that is, in the name of a brokerage firm or bank that holds your securities account). In either case, you must follow the procedures described on your voting instruction form.

In order to vote online or via telephone, have the voting instruction form in hand, and call the number or go to the website on the enclosed form and follow the instructions. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

We encourage you to vote by the Internet. If you do so, please authorize us to deliver future annual reports and proxy statements to you by e-mail. This lowers costs and speeds delivery.

May You Revoke Your Proxy?

Yes. You may change your vote after you send in your voting instructions by following any of these procedures. For a registered stockholder to revoke a proxy:

•	Send in another signed voting instruction form with a later date; or

•	Send a letter revoking your proxy to PTC’s Clerk at the address indicated on page 24 under “Information About Stockholder Proposals”; or

•	Attend the Annual Meeting, notify us in writing that you are revoking your proxy and vote in person.

A holder of stock in street name must follow the procedures required by the brokerage firm or bank to revoke a proxy. You should contact that firm directly for more information on these procedures.

How May You Vote in Person?

If you attend the Annual Meeting and wish to vote in person, we will give you a ballot when you arrive. If your shares are held in street name, you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on January 9, 2004 in order to be admitted to the meeting. To be able to vote, you will need to obtain a “legal proxy” from the holder of record.

What is the Vote Required? How is it Affected by Abstentions?

The directors elected at the meeting will be those receiving the highest number of votes. The other proposals may be approved by the affirmative vote of a majority of the votes cast. Accordingly, if you abstain from voting, or if your broker or bank does not vote on any proposal because it has not received instructions from you and doesn’t have the authority to vote in its discretion (a broker non-vote), it will not count as a vote for or against the proposal.

Is Voting Confidential?

Our policy is to keep all the proxies, ballots and voting tabulations confidential. The Inspectors of Election will forward to management any written comments that you make on the proxy card without providing your name.

What Are the Costs of Soliciting Proxies?

PTC will pay all the costs of soliciting proxies. In addition to mailing these proxy materials, our directors and employees may solicit proxies by telephone, fax or other electronic means of communication, or in person. In addition, Georgeson Shareholder Communications, Inc. is assisting us with the solicitation of proxies for a fee of $8,500, plus out-of-pocket expenses. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Stockholders Sharing the Same Surname and Address

In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions are receiving only one copy of our annual report and proxy statement. This practice is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. If you would like to have additional copies of our annual report and/or proxy statement mailed to you, or if you would like to receive separate copies of future mailings, please submit your request to the address or phone number that appears on your voting instruction form.

How May You Obtain an Annual Report on Form 10-K?

A copy of our Annual Report on Form 10-K for the year ended September 30, 2003, was included with this Proxy Statement and is available on our web site at www.ptc.com. If you would like another copy, we will send you one without charge. Please call (781) 370-5000, e-mail to IR@ptc.com or write to:

Investor Relations

Parametric Technology Corporation

140 Kendrick Street

Needham, MA 02494

Where Can You Find the Voting Results?

We will publish the voting results on PTC’s Website at www.ptc.com following the Annual Meeting and in our Form 10-Q for the second quarter of fiscal 2004, which we will file with the Securities and Exchange Commission (“SEC”) in May 2004.

Whom Should You Call if You Have any Questions?

If you have any questions about the Annual Meeting or your ownership of PTC common stock, please contact PTC Investor Relations by telephone at (781) 370-5000 or e-mail at IR@ptc.com.

DISCUSSION OF PROPOSALS

Proposal 1:    Elect Two Directors

The first proposal on the agenda for the Annual Meeting will be electing two Class II directors for three-year terms beginning at this Annual Meeting and expiring at the 2007 Annual Meeting. For a description of the three classes of directors, see “Information About The Directors” beginning on page 6.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated two current directors—Michael E. Porter and Noel G. Posternak—for new, three-year terms and recommends that you vote for their re-election. Prior to their recommendation that Messrs. Porter and Posternak be re-nominated as directors, the Nominating Committee considered their specific credentials, their exemplary service as directors over the years, the numerous contributions that they each have made to the work of the Board of Directors and their Board attendance records.

The following table contains background information about each of the Class II director nominees. For a description of their holdings of PTC’s stock, see “How Much Stock is Owned by Directors and Officers?” beginning on page 10.

Name, Age, Principal Occupation, Business Experience and Directorships	Director Since	Term Expires
Class II Director Nominees:

Michael E. Porter, age 56 Bishop William Lawrence University Professor based at Harvard Business School. Professor Porter has been a Professor at Harvard Business School since 1973 and has been a University Professor since 2001. Director of Thermo Electron Corporation and Inforte Corporation.	1995	2004

Noel G. Posternak, age 67 Chairman of the Board of Directors of PTC since June 2000. Senior Partner in the law firm of Posternak, Blankstein & Lund, L.L.P. since 1980, practicing in the area of business law and mergers and acquisitions. Director of TA Associates Realty Funds.	1989	2004

The Board of Directors recommends that you vote FOR the election of Michael E. Porter and Noel G. Posternak as Class II directors.

Proposal 2:	Approve An Increase In The Number Of Shares Issuable Under Our 2000 Employee Stock Purchase Plan by 8,000,000 shares.

We are requesting that the stockholders approve an amendment to our 2000 Employee Stock Purchase Plan (“ESPP”) increasing the number of shares of common stock that may be issued under the ESPP by 8,000,000. The increase is needed to ensure that we can continue to provide this significant benefit to employees. The Board of Directors adopted the amendment because they believe that the ESPP is an important part of our employee compensation program and is therefore in the interests of PTC and its stockholders generally. You will find additional information concerning our equity based compensation plans in the section called “Equity Compensation Plans” beginning on page 19.

Why the ESPP is Important

The ESPP gives our employees the opportunity and incentive to invest in PTC by purchasing shares of our common stock through convenient payroll deductions. The plan is intended to promote stock ownership among employees, which should lead to increased identification with stockholders’ interests.

ESPP Activity

PTC’s stockholders have previously approved the issuance of 10,185,712 shares under the ESPP (which includes 185,712 shares that the stockholders authorized to be rolled over from its predecessor plan). As of December 31, 2003, 7,762,774 shares of common stock had been issued under the ESPP and 2,422,938 shares remained available for future purchases. We anticipate that approximately 1,245,000 of those shares will have been issued before the 2004 Annual Meeting of Stockholders, so we are proposing to increase the number of shares issuable under the ESPP by 8,000,000 (subject to adjustment for stock splits and similar capital changes) in order to provide a number that we anticipate will be needed for at least three years of the remaining term of the Plan, which ends on September 30, 2009. The closing price of our common stock on December 31, 2003, as reported by the Nasdaq Stock Market, was $3.94.

General

Rights to purchase shares of common stock under the ESPP are granted at the discretion of the Compensation Committee of the Board of Directors, which also determines the frequency and duration of individual offerings under the plan and the date(s) when stock may be purchased. Offerings may last up to twenty-seven months, but are currently set at six months. All employees of PTC and its subsidiaries who have worked for a specified amount of time are eligible to participate in the ESPP. While actual participation levels vary, there are currently approximately 3,149 employees who are eligible to participate in the ESPP. In the last completed ESPP offering (ended July 31, 2003), there were 962 participants and within the offering now in progress, there are currently 842 enrolled participants. Of our executive officers, Mr. DiBona participated in the Plan during fiscal 2003, purchasing 8,090 shares.

Eligible employees participate voluntarily and may withdraw from any offering at any time before stock is purchased. Participation terminates automatically upon termination of employment for any reason. The purchase price per share in any offering is 85% of the lower of the fair market value of the common stock on the first day or last day of the offering, and may be paid through regular payroll deductions, lump sum cash payments or a combination of both, as determined by the committee. An employee’s purchases in any year are limited to the lesser of $25,000 worth of stock, determined by the fair market value of the common stock at the time the offering begins, or 15% of the employee’s base pay (or such lesser percentage as the Board of Directors may fix). The ESPP terminates on September 30, 2009.

Federal Income Tax Consequences Relating to the ESSP

The ESPP intends to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. Participants do not realize taxable income at the commencement of an offering or at the time shares are purchased under the ESPP. Furthermore, if a participant holds shares purchased under the ESPP for at least two years from the offering commencement date and one year from the purchase date, then upon sale of the shares, the participant will be treated as having received taxable compensation income of 15% of the fair market value of the stock at the commencement of the offering (or, if less, any amount realized on sale of such shares in excess of the purchase price). No deduction will be allowed to us for Federal income tax purposes upon the purchase of shares or, if the participant waits the prescribed period to sell, upon sale. However, if the participant does not wait the prescribed period to sell, he or she will be treated as having received taxable compensation income upon sale equal to the excess of the fair market value of the stock on the date of purchase over the actual purchase price, and we will be allowed to deduct that amount. In either case, any difference over or under the participant’s tax cost (the purchase price plus the amount of taxable compensation income that the participant recognizes upon sale of the shares) will be treated as capital gain or loss.

If a participant dies during the two-year holding period while owning shares purchased under the ESPP, 15% of the fair market value of the stock at the commencement of the offering period (or, if less, the fair market value of such shares on the date of death in excess of the purchase price) is taxed to the participant as ordinary income in the year of death, and we would not be allowed a deduction for Federal income tax purposes.

Accounting Treatment of the ESPP

Currently, we recognize no compensation expense when we issue shares under the ESPP. However, there is a proposed change to this accounting treatment that may cause us to reevaluate whether to continue offerings under the ESPP. Under a new accounting standard currently proposed to take effect in 2005, we would incur a charge to earnings if we issued shares under the ESPP at a discount to the current market price. The size of the discount that would trigger a charge is presently undetermined but may be 5% or less. When this accounting standard has been finally adopted, our Board and Compensation Committee will consider whether and how to continue offering shares under the ESPP in light of the accounting treatment, human resources and compensation considerations, and other relevant factors.

In the interim, the Board of Directors believes that the ESPP serves important goals for PTC and promotes employee stock ownership. The Board recommends that you vote FOR approval of the increase in ESPP shares.

Proposal 3:	Confirmation of the selection of PricewaterhouseCoopers LLP as PTC’s independent auditors for the current fiscal year.

The third proposal on the agenda for the Annual Meeting will be to confirm the appointment by the Audit Committee of the Board of Directors of the firm PricewaterhouseCoopers LLP as PTC’s independent auditors for the fiscal year ending September 30, 2004. PricewaterhouseCoopers LLP served as our independent auditors for the fiscal year ended September 30, 2003. Further information about PricewaterhouseCoopers LLC appears under “Information about our Auditors” on page 20. Although stockholder confirmation of the selection of PricewaterhouseCoopers LLP is not binding or required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to provide guidance on this selection. In the event this confirmation is not received, the Audit Committee will reconsider the selection of PricewaterhouseCoopers LLP.

The Board recommends that you CONFIRM the selection of PricewaterhouseCoopers LLP as PTC’s independent auditors.

Other Matters

While the Notice of Meeting calls for transaction of any other business that may further or relate to the proposals described in the Notice, the Board of Directors does not know of any other matters that may come before the meeting. However, if any other matters are properly presented to the Annual Meeting, the persons named in the accompanying voting instruction form will vote, or otherwise act, in accordance with their judgment on such matters.

INFORMATION ABOUT THE DIRECTORS

Who Are Our Directors?

Our Board of Directors is divided into three classes with staggered three-year terms. There are currently two Class I directors, two Class II directors and two Class III directors, whose terms expire, respectively, at the 2006, 2004 and 2005 Annual Meetings of Stockholders. The Class II directors, who are described on page 3, are nominated for re-election at this Annual Meeting. The Class I and III directors will continue in office following the Annual Meeting. The following table contains information about each of the Class I and III directors. You will find information on director holdings of PTC stock in the section called “How Much Stock is Owned by Directors and Officers?” beginning on page 10.

Name, Age, Principal Occupation, Business Experience and Directorships	Director Since	Term Expires
Class I Directors:
Donald K. Grierson, age 69 Chief Executive Officer and President of ABB Vetco Gray, Inc., an oil services business, since September 2002 and Executive Director since March 2001. Mr. Grierson served as Chief Executive Officer and President of ABB Vetco Gray, Inc. from May 1991 to March 2001. Director of Alpha Technologies Group, Inc.	1987	2006

Oscar B. Marx, III, age 64 Non-Executive Chairman of the Board of Amerigon Incorporated, a high technology automotive component supplier, since March 2003. Mr. Marx served as Chief Executive Officer and Chairman of the Board of Amerigon Incorporated from October 2001 to March 2003. Mr. Marx also was Chief Executive Officer and President of TMW Enterprises, a private automotive investment firm, from July 1995 to February 2002, and since that date has been Vice President, Automotive Sector and Director. Director of Tesma International, Inc.	1995	2006

Class III Directors:

C. Richard Harrison, age 48 Chief Executive Officer and President of PTC since March 2000. Mr. Harrison was President and Chief Operating Officer of PTC from August 1994 to March 2000.	1994	2005

Robert N. Goldman, age 54 Private investor since January 2003. Mr. Goldman was Chairman of the Board of eXcelon Corporation, a software developer, from September 2001 to December 2002 and Chief Executive Officer and President of eXcelon Corporation from November 1995 to September 2001.	1991	2005

Independence

All of our directors except Mr. Harrison, our President and Chief Executive Officer, and Professor Porter are “independent directors” as defined in the Nasdaq Stock Market listing standards.

Certain Relationships and Transactions

Mr. Harrison and Paul J. Cunningham, PTC’s Executive Vice President, Worldwide Sales, are first cousins.

Cornelius F. Moses, PTC’s Executive Vice President, Chief Financial Officer and Treasurer was an executive officer of Bradlees, Inc. within two years of its bankruptcy filing in January 2001.

Board Meetings and Attendance at the Annual Meeting

PTC’s Board currently schedules five regular meetings during each fiscal year but will meet more often if necessary. The Board met six times during fiscal 2003. We expect that each director will attend the Annual Meeting of Stockholders each year barring other significant commitments or special circumstances. Due to a change in the scheduled meeting date for last year’s meeting, one director attended the 2003 Annual Meeting. However, all directors attended each of the Annual Meetings held in the prior three years.

Communications with the Board

Stockholders may send communications to the Board of Directors in the manner described on the Investor Relations page at our web site (at www.ptc.com).

The Committees of the Board

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee.

The Audit Committee

The Audit Committee examines our accounting processes, reviews our financial disclosures, and meets with the independent auditors (including meeting privately, outside the presence of PTC management) to discuss our financial reporting policies and procedures and our internal controls. The Committee reports on such matters to our Board of Directors. In this connection, the Committee is directly responsible for the appointment (and where appropriate, replacement), evaluation and compensation of the work of the independent auditors. The Committee also reviews the performance of the independent auditors in the annual audit and in assignments unrelated to the audit, assesses the independence of the auditors, and reviews their fees. The Audit Committee, which operates under a written charter adopted by the Board of Directors (a copy of which is included as an appendix to this proxy statement and on our web site at www.ptc.com), is also responsible for pre-approving non-audit related services that may be performed by the independent auditors and reviewing our internal controls over financial reporting and disclosure.

Messrs. Goldman, Marx (Chairman), and Posternak currently serve as members of the Audit Committee. All committee members are “independent directors” under both SEC rules and the listing requirements of the Nasdaq Stock Market governing the qualifications of members of the Audit Committee and none of them has ever been an employee of PTC or any subsidiary. During fiscal 2003, the Audit Committee included at least one member who qualified as an Audit Committee Financial Expert, as defined by the SEC. That person was Oscar B. Marx, Chairman of the Audit Committee.

The Audit Committee met nine times during fiscal 2003. The Committee’s report for 2003 appears on page 21.

The Compensation Committee

The Compensation Committee makes recommendations to the Board of Directors regarding executive and employee compensation and administers PTC’s bonus programs and its stock option and employee stock purchase plans. The Committee has overall responsibility for approving, administering and evaluating the compensation of our executive officers as well as PTC’s equity compensation plans for all employees. The Committee acts under a written charter, which is available on our web site at www.ptc.com. Each year, the Committee reports to you on executive compensation. The Committee’s report for fiscal 2003 appears on pages 14 to 16.

Messrs. Goldman (Chairman) and Grierson currently serve as members of the Compensation Committee. Both Messrs. Goldman and Grierson qualify as “independent directors” under the Nasdaq Stock Market listing requirements. This committee met four times during fiscal 2003.

During a portion of fiscal 2003, the Officers’ Stock Option Committee was responsible for granting stock options to executive officers. The Officers’ Stock Option Committee met twice during fiscal 2003. Thereafter, the responsibilities of the Officers Stock Option Committee were transferred to the Compensation Committee and the Officers Stock Option Committee was dissolved.

The Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee is appointed by the Board to assess Board membership needs, make recommendations regarding potential candidates for election to the Board of Directors and membership on committees of the Board of Directors and develop and recommend policies and processes regarding corporate governance matters. The Committee acts under a written charter, which is available on our web site at www.ptc.com. Further information about the operation of the Committee appears on page 23.

Messrs. Posternak (Chairman), Goldman and Grierson currently serve as members of the Nominating & Corporate Governance Committee. All Committee members qualify as “independent directors” under the Nasdaq Stock Market listing requirements. This committee, which was formed in February of 2003, met three times during fiscal 2003.

How We Compensate Our Directors

Annual Cash Fee	Other than the Chairman of the Board, each director of PTC who is not an employee of PTC or our subsidiaries receives an annual cash fee of $25,000 per year. The Chairman of the Board, if a non-employee, is paid an annual cash fee of $125,000 per year. Each Chairman of a Board Committee is also paid an additional annual committee chairman fee of $5,000 (unless the committee chairman is also the Chairman of the Board, in which case the fee is waived).

Annual Stock Option Award	We also generally grant each non-employee director 25,000 stock options on the date of each annual meeting. A non-employee serving as Chairman of the Board of Directors is granted 75,000 stock options.

These annual option grants generally have an exercise price equal to the fair market value of our stock on the Nasdaq Stock Market on the date of grant. The options vest annually in four equal parts beginning on the first anniversary of the grant date and expire ten years from the grant date. The options stop vesting when the director no longer serves on the PTC Board.

Stock Option Award to New Board Members	We grant each new non-employee director 50,000 stock options at the time of initial election to the Board on the same terms as the annual option grants described above.

Meeting Fees	We also pay each non-employee director meeting fees of $2,000 for attendance at each Board meeting and $2,000 for attendance at each meeting of the Audit, Compensation, and Nominating & Corporate Governance Committees.

Expenses	PTC reimburses all directors for travel and other related expenses incurred in attending Board and committee meetings.

Directors who are PTC Employees	We do not compensate our employees for service as a director.

Information About Certain Insider Relationships

Professor Michael E. Porter has a consulting arrangement with PTC under which he aids in the development of and participates in a series of executive management seminars sponsored by PTC. In fiscal 2003, Mr. Porter participated in one executive management seminar and received a $15,000 fee.

INFORMATION ABOUT PTC COMMON STOCK OWNERSHIP

Which Stockholders Own at Least 5% of PTC?

The following table shows all persons we know to be beneficial owners of at least 5% of PTC common stock as of November 30, 2003. “Beneficial owners” of PTC common stock are those who have the power to vote or to sell that stock. Our information is based in part on reports filed with the SEC by the firms listed in the table below. If you wish, you may obtain these reports from the SEC.

	Number of Shares Beneficially Owned(1)	Percentage of Common Stock Outstanding(2)
Merrill Lynch & Co., Inc. (3) World Financial Center, 250 Vesey Street New York, NY 10381	31,582,896(3)	11.9%

Mellon Financial Corporation (4) One Mellon Center Pittsburgh, Pennsylvania 15258	26,478,472(4)	10.0%

Cooke & Bieler, L.P. (5) 1700 Market Street, Suite 3222 Philadelphia, PA 19103	13,294,944(5)	5.0%

The footnotes for this table appear below the next table.

How Much Stock is Owned by Directors and Officers?

The following table shows the PTC common stock beneficially owned by PTC’s directors and the executive officers named in the Summary Compensation Table, as well as all current directors and executive officers as a group, as of November 30, 2003.

	Number of Shares Beneficially Owned(1)(6)	Percentage of Common Stock Outstanding(2)
Robert N. Goldman	208,750	*
Donald K. Grierson	148,750	*
Oscar B. Marx, III (7)	246,850	*
Michael E. Porter	820,490	*
Noel G. Posternak	358,750	*
C. Richard Harrison (8)	6,296,506	2.3%
Barry F. Cohen	1,217,172	*
Paul J. Cunningham	1,259,502	*
Anthony DiBona (9)	350,965	*
James E. Heppelmann	1,174,462	*
All directors, nominees for director, and current executive officers as a group (12 persons)	12,161,546	4.4%

*	Less than 1% of outstanding shares of common stock.
(1)	This describes shares as beneficially owned based on information available to us and applicable regulations. This does not constitute an admission by any stockholder that he or she beneficially owns the shares listed. Unless otherwise indicated, each stockholder referred to above has sole voting and investment power over the shares listed.
(2)	For purposes of determining the percentage of common stock outstanding, the number of shares deemed outstanding includes the 266,397,793 shares outstanding as of November 30, 2003 and any shares subject to options held by the person or entity in question that are exercisable on or before January 29, 2004.

(3)	As reported on Schedule 13G filed with the Securities and Exchange Commission on January 9, 2003. Merrill Lynch & Co., Inc. (“ML&Co.”), a holding company for certain asset management subsidiaries that, it stated, hold such shares, stated that it had shared voting and dispositive power over all such shares. The Schedule 13G also reported that Master Small Cap Value Trust, 800 Scudders Mill Road, Plainsboro, NJ 08536, had shared voting and dispositive power over 13,687,400 shares (5.1% of the class).
(4)	As reported on Schedule 13G filed with the Securities and Exchange Commission on January 22, 2003. Mellon Financial Corporation (“MFC”) is a holding company for certain banks and asset management subsidiaries that, it stated, beneficially own such shares in their fiduciary capacities. MFC stated that, of such shares, it had sole voting power over 19,801,482, shared voting power over 1,501,120, sole dispositive power over 26,078,476, and shared dispositive power over 315,120. In the Schedule 13G, two of those subsidiaries, Boston Safe Deposit and Trust Company and The Boston Company, Asset Management, LLC (both with the same address as MFC), also reported direct or indirect beneficial ownership of 21,373,800 (8.0% of the class) and 18,652,000 (7.0% of the class), respectively, of such shares, of which (i) Boston Safe Deposit and Trust Company reported sole voting power over 15,211,140 and sole dispositive over 21,362,140, (ii) The Boston Company, Asset Management, LLC reported sole voting power over 14,851,240 and sole dispositive power over 18,640,340, and (iii) both companies reported shared voting power over 1,206,260 and shared dispositive power over 11,660.
(5)	In its Schedule 13G filed on May 9, 2003, Cooke & Bieler, L.P., which stated that it is a registered investment adviser, reported that it had sole voting power over 10,205,209 of such shares and sole dispositive power over 13,087,944 of such shares.
(6)	The amounts listed include the following shares of common stock that may be acquired on or before January 29, 2004 through the exercise of options: Mr. Goldman, 148,750 shares; Mr. Grierson, 148,750 shares; Mr. Marx, 238,750 shares; Prof. Porter, 720,250 shares; Mr. Posternak, 218,750 shares; Mr. Harrison, 5,909,840 shares; Mr. Cohen, 1,217,172 shares; Mr. Cunningham, 1,259,502 shares; Mr. DiBona, 336,875 shares; Mr. Heppelmann, 851,900 shares; and all directors and current executive officers as a group, 11,129,289 shares.
(7)	8,000 shares are held by the O.B. Marx, III Revocable Trust. 100 shares are held by Mr. Marx’s spouse as custodian for a minor relative.
(8)	16,560 shares are held jointly by Mr. Harrison with his spouse.
(9)	6,000 shares are held by the AP DiBona Family Trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our insiders—our directors, executive officers and 10%-or-greater stockholders—file reports with the SEC on their initial beneficial ownership of PTC common stock and any subsequent changes. They must also provide us with copies of the reports.

Based on our review of all reports furnished to us, we believe that all of our insiders complied with their filing requirements for fiscal 2003.

INFORMATION ABOUT EXECUTIVE COMPENSATION

The tables on pages 12 through 14 show salaries, bonuses and other compensation paid during the last three fiscal years, options granted in fiscal 2003, options exercised in fiscal 2003 and option values as of year-end fiscal 2003 for the Chief Executive Officer and our four most highly compensated executive officers.

Summary Compensation Table

Name and Principal Position	Year			Long-Term Compensation Awards		All Other Compen- sation($)(4)
		Annual Compensation		Restricted Stock Awards($)	Shares Underlying Options(#)
		Salary($)(1)	Bonus($)(2)
C. Richard Harrison Chief Executive Officer and President	2003 2002 2001	500,000 400,000 400,000	387,500 455,000 0		1,300,000 600,000 800,000	6,000 5,750 5,000

Barry F. Cohen Executive Vice President, Strategic Services and Partners	2003 2002 2001	400,000 275,000 275,000	167,500 211,250 150,000		700,000 400,000 500,000	0 1,308 5,000

Paul J. Cunningham Executive Vice President, Worldwide Sales	2003 2002 2001	335,000 275,000 275,000	235,911 174,505 309,244		700,000 400,000 530,000	6,000 5,750 5,000

Anthony DiBona Executive Vice President, Maintenance	2003 2002 2001	272,548 250,000 250,000	250,367 219,478 270,833		175,000 100,000 105,000	6,000 5,750 5,000

James E. Heppelmann Executive Vice President And Chief Product Officer	2003 2002 2001	478,000 347,000 272,000	167,500 211,250 150,000	1,275,000(3)	700,000 400,000 600,000	0 5,750 5,000

(1)	Salary includes amounts deferred pursuant to our 401(k) Savings Plan. Mr. Heppelmann’s salary for all years presented includes special cost of living allowance compensation.
(2)	Amounts shown, except for those relating to Mr. Cunningham for all periods and those relating to Mr. DiBona for fiscal year 2003, are awards under PTC’s incentive plans or bonuses and are earned and accrued during the fiscal years indicated and paid after the end of each fiscal year (these bonuses are described under “Executive Compensation Programs” on page 14). Amounts shown for Messrs. Cunningham and DiBona primarily comprise commissions based on revenue.
(3)	We granted 375,000 shares of restricted common stock to Mr. Heppelmann on May 30, 2002 on which day the market value of our common stock was $3.40. The restrictions on Mr. Heppelmann’s stock lapse in three annual installments of 125,000 shares each beginning on May 1, 2003, and may lapse sooner as described in “Employment Agreements With Executive Officers” on page 18. Holders of restricted stock have the right to receive cash dividends, if any, paid on such restricted stock (stock dividends remain restricted under the terms of the underlying restricted stock) and have the right to vote such restricted stock. The aggregate value of the remaining restricted stock (250,000 shares) as of September 30, 2003, based on the market value of our common stock on that date ($3.15), was $787,500.
(4)	Amounts shown are our matching contributions under the 401(k) Savings Plan.

Option Grants in Fiscal 2003

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Number of Shares Underlying Options Granted(#)(1)		Percentage of Total Options Granted to Employees for Fiscal Year(%)	Exercise Price Per Share($)	Expiration Date (2)

Name						5%($)(4)	10%($)(4)
C. Richard Harrison	500,000 800,000	* **	6.0 9.6	1.99 1.99	2/13/2013 2/13/2013	625,750 1,001,200	1,585,774 2,537,238
Barry F. Cohen	400,000 300,000	* **	4.8 3.6	1.99 1.99	2/13/2013 2/13/2013	500,600 375,450	1,268,619 951,464
Paul J. Cunningham	400,000 300,000	* **	4.8 3.6	1.99 1.99	2/13/2013 2/13/2013	500,600 375,450	1,268,619 951,464
Anthony DiBona	50,000 50,000 75,000	* ** **	0.6 0.6 0.9	1.99 3.09 3.82	2/13/2013 5/20/2013 9/16/2013	62,575 97,164 180,178	158,577 246,233 456,607
James E. Heppelmann	400,000 300,000	* **	4.8 3.6	1.99 1.99	2/13/2013 2/13/2013	500,600 375,450	1,268,619 951,464

(1)	The exercise price of each option is 100% of the fair market value of our common stock on the date the option was granted. The exercise price may be paid in cash or, subject to certain limitations for shares previously acquired upon exercise of options, in shares of common stock, or in a combination of cash and shares.
*	These options become exercisable in three equal annual installments, commencing one year after the date of grant. These options may become exercisable sooner as described in “Employment Agreements With Executive Officers” on page 18.
**	These options become exercisable in four equal annual installments, commencing one year after the date of grant. These options may become exercisable sooner as described in “Employment Agreements With Executive Officers” on page 18.
(2)	The Expiration Date for each option is ten (10) years from the date of grant.
(3)	The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, in the price of our common stock. No gain to the optionees is possible without an increase in the price of our common stock, which will benefit all stockholders proportionately.
(4)	In order to realize the potential values over the ten-year option term set forth in the 5% and 10% columns of this table, the per share price and the total increase in price of the common stock at the end of the option term would be as follows:

	Exercise Price per Share($)	Prices at:		Percentage Increases at:
Date of Grant		5%($)	10%($)	5%	10%
2/13/2003	1.99	3.24	5.16	63	159
5/20/2003	3.09	5.03	8.01	63	159
9/16/2003	3.82	6.22	9.91	63	159

Aggregated Option Exercises During Fiscal 2003 and Year-End Option Values

	Shares Acquired on Exercise(#)	Value Realized($)(1)	Number of Shares Underlying Unexercised Options at FY-End(#)	Value of Unexercised In- the-Money Options at FY-End($)(2)
Name			Exercisable/Unexercisable	Exercisable/Unexercisable
C. Richard Harrison	0	0	5,909,840/ 2,337,500	0/ 1,508,000

Barry F. Cohen	0	0	1,217,172/ 1,312,500	0/ 812,000

Paul J. Cunningham	0	0	1,215,002/ 1,327,500	0/ 812,000

Anthony DiBona	0	0	329,375/ 310,000	0/ 61,000

James E. Heppelmann	0	0	826,900/ 1,387,500	103,944/ 812,000

(1)	Market value of the underlying shares on the date of exercise less the option exercise price.
(2)	Market value of shares on September 30, 2003 ($3.15) covered by in-the-money options less the option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

Report of the Compensation Committee

Executive Compensation Programs

Our executive compensation programs, which contain no special perquisites, consist of three principal elements: base salary, cash bonus and equity incentive awards (primarily stock options). Our objective traditionally has been to emphasize incentive compensation in the form of cash bonuses and stock option grants, rather than base salary. The Compensation Committee has determined that its focus going forward will be to establish broader executive compensation policies and to annually determine an appropriate mix of base, bonus and long-term incentive compensation for executive officers that serves to further those policies.

During fiscal 2003, the Committee embarked on a program to implement our policy of providing an appropriate mix of both long-term incentives and near-term awards that serve to further our corporate objectives. Towards those ends, the Committee made adjustments to base salary and target bonuses for fiscal 2004, adopted policies concerning the use of severance packages for executive officers and entered into updated severance agreements (which are discussed further below under “Employment Agreements with Executive Officers” on page 18), and undertook a detailed study with respect to the mechanics of our bonus plans. The following provides details with respect to our executive compensation arrangements.

The Committee sets the annual base salary for executives after reviewing their historical compensation levels of the executives, evaluating past performance and assessing their expected future contributions. In setting base salaries, the Compensation Committee considers generally available information regarding salaries prevailing in the industry but does not tie salaries to any particular indices.

We maintain incentive plans under which executive officers (including the Chief Executive Officer) are paid cash bonuses after the end of each fiscal year. The bonuses under the incentive plans are dependent primarily on our achievement of certain financial targets established by our Board of Directors before the start of each fiscal year. A portion of these bonuses may from time to time be based on individual performance goals. In the near term, we believe the most important financial measure of corporate success will be generating an operating profit exclusive of restructuring charges, which is reflected in our 2004 executive incentive plans. In addition, a bonus component of the 2004 executive plans is tied to achieving specific financial metrics aligned with the executive’s functional area. In the longer term, we will consider additional metrics as the financial goals for the executive incentive plans.

The incentive plans for fiscal 2003 set forth two performance factors for each participating officer (including the Chief Executive Officer): revenue and operating margin. Target levels were established for each performance factor and a gross target bonus corresponding to each of the target levels was set. Because neither the revenue nor operating margin targets were met for fiscal 2003, funding for the incentive bonuses was at the Committee’s discretion. In determining what, if any, incentive bonuses would be appropriate, the Committee considered the effects of the prolonged weakness in the global manufacturing economy, which reduced revenues for both PTC and its peers, the progress made by the executives during fiscal 2003 in implementing corporate initiatives, and the bonus funding levels of peer companies who are also facing the economic downturn. The Committee determined that the appropriate funding level for the incentive plans should be 50% of the originally allocated pool. Mr. Cunningham and Mr. DiBona, who received commissions based on revenue, were not eligible for incentive plan bonuses.

Total compensation for executive officers also includes long-term incentives offered by equity incentive awards (primarily stock options). Stock options are instrumental in promoting the alignment of long-term interests between our executive officers and stockholders due to the fact that executives realize gains only if the stock price increases over the fair market value at the date of grant and the executives exercise their options. Similarly, gains on restricted stock awards are directly correlated with increases in our stock price and long-term service by the executive. In setting the amount and type of such awards, the Committee considered the contributions of each executive to our overall performance, the responsibilities to be assumed in the upcoming fiscal year, and awards to other executives in the industry holding comparable positions, as well as the executive’s position within our company. It has been our practice to fix the exercise price of options, which generally become exercisable in equal annual installments over a period of four years commencing one year after the date of grant, at 100% of the fair market value of the stock on the date of grant. Therefore, the long-term value realized by executives through option exercises can be directly linked to the enhancement of stockholder value. In fiscal 2003, the Committee undertook to ensure that the appropriate retention incentives were in place for the promotion of our long-term growth, and determined that each executive officer should receive a special retention stock option award. These retention stock options have an exercise price of 100% of the fair market value of the stock on the date of grant and become exercisable in three equal annual installments.

Compensation Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a limit on tax deductions for annual compensation in excess of one million dollars paid by a corporation to its chief executive officer and the other four most highly compensated executive officers of the corporation. This provision excludes certain forms of “performance based compensation,” including stock options, from the compensation taken into account for the purposes of that limit. The Committee believes that, although it is desirable for executive compensation to be tax deductible whenever in the Committee’s judgment that would be consistent with the objectives pursuant to which the particular compensation is paid, we should compensate our executive officers fairly in accordance with the guidelines discussed in this report and not be unduly limited by the anticipated tax treatment. Accordingly, the total compensation paid to an executive officer in any year may exceed the amount that is deductible. The Compensation Committee will continue to assess the impact of Section 162(m) of the Code on its compensation practices and determine what further action, if any, is appropriate.

Chief Executive Officer Compensation

Mr. Harrison’s performance was evaluated, and his compensation determined in accordance with the factors described above applicable to executive officers generally. During fiscal 2003, Mr. Harrison was awarded a $387,500 cash bonus, which represents 44% of his total cash compensation (base salary plus bonus). In fiscal 2003, the Board of Directors granted Mr. Harrison options to purchase 1,300,000 shares of PTC’s common stock (comprised of a retention option to purchase 500,000 shares and an incentive option to purchase 800,000 shares). The amount of these option grants reflects Mr. Harrison’s overall contributions to PTC, including his efforts in positioning PTC for future growth and reducing the company’s cost structure, and his anticipated future contributions, as well as the factors applicable to executive officers generally described above. Mr. Harrison’s base salary was not increased for fiscal 2004, remaining at the fiscal 2003 level of $500,000.

Compensation Committee

Robert N. Goldman, Chairman

Donald K. Grierson

Stock Performance Graph

The following Stock Performance Graph compares the cumulative stockholder return on our common stock from September 30, 1998 to September 30, 2003 with the cumulative total return of the S&P 500 Index, the Nasdaq (U.S. Companies) Index and the Nasdaq Computer & Data Processing Index over the same period. The Stock Performance Graph assumes that the value of the investment in PTC common stock and each of the comparison groups was $100 on September 30, 1998 and assumes the reinvestment of dividends. We have never declared a dividend on our common stock. The stock price performance depicted in the graph below is not necessarily indicative of future price performance.

	9/30/98	9/30/99	9/29/00	9/28/01	9/30/02	9/30/03
Parametric Technology Corporation (PTC)	100.00	134.15	108.70	51.57	17.89	31.30
Nasdaq (U.S. Companies) Index	100.00	163.15	216.67	88.55	69.59	106.64
S&P 500 Index (S&P 500)	100.00	127.81	144.78	106.24	84.48	105.09
Nasdaq Computer & Data Processing Index (NC&D)	100.00	167.31	211.63	81.41	63.53	95.25

Employment Agreements with Executive Officers

Agreement with Mr. Harrison

Mr. Harrison has an agreement that provides him with certain benefits in the event of a termination of his employment under certain circumstances and upon the occurrence of certain events. If we elect to terminate his employment (other than for “cause,” as defined in the agreement) or effect a “Change in Status” (which, as defined in the agreement, includes a diminution in title, responsibilities or compensation):

(1)	he is entitled to receive during the eighteen-month period following such event (or until such earlier date as he commences employment with another company), a salary at a rate equal, on an annualized basis, to one and one third (1 1/3) times the highest annual salary (excluding bonuses) received by him in the prior six months; and

(2)	(A) all outstanding stock options and stock appreciation rights (“SARs”) held by Mr. Harrison shall become exercisable for such number of shares of common stock for which such stock options would have been exercisable had Mr. Harrison’s employment with PTC continued for one year following the notice date or the effective date of the Change in Status, as the case may be, (B) restrictions applicable to restricted stock held by Mr. Harrison shall lapse with respect to such number of shares as would be applicable had Mr. Harrison’s employment with PTC continued for one year following the notice date or the effective date of the Change in Status, as the case may be, and (C) all other criteria for vesting of any award granted under any PTC stock plan and held by Mr. Harrison shall be deemed to have been met, notwithstanding any vesting schedule or other provisions to the contrary in the agreements evidencing such stock options, SARs, restricted stock or other award. For the duration of the notice period, Mr. Harrison will continue to vest in any remaining unvested option, SAR or restricted stock grant in accordance with its terms.

The agreement also provides that effective upon (i) a Change in Control (as described below), or (ii) the death or disability of Mr. Harrison: (A) all outstanding stock options and SARs held by Mr. Harrison shall immediately become exercisable in full, (B) all restrictions applicable to restricted stock held by Mr. Harrison shall immediately lapse, and (C) all other criteria for vesting of any award granted under any PTC stock plan and held by Mr. Harrison shall be deemed to have been met, notwithstanding any vesting schedule or other provisions to the contrary in the agreements evidencing such stock options, SARs, restricted stock or other award. A “Change in Control,” which is defined in the agreement, generally includes (a) any person or entity becoming the beneficial owner of 50% or more of the voting power of PTC, (b) a change in a majority of our directors or (c) a merger or consolidation in which our stockholders do not have majority voting power of the surviving entity, or (d) the approval by the stockholders of our liquidation or a sale or disposition of all or substantially all of our assets.

Agreements with other Executive Officers Listed in the Summary Compensation Table

PTC has entered into similar agreements with Messrs. Cohen, Cunningham, and Heppelmann, which provide that (i) in the event we terminate their employment without “cause,” or effect a “change in status” following a change in control of PTC, they are entitled to receive, during the twelve-month period following notice of termination (or until such earlier date as they commence employment with another company), a salary at a rate equal to the highest annual salary (excluding bonuses) received in the prior six months.

The Agreements further provide that, in the event of a Change in Control (i) all outstanding stock options and SARs held by the executive shall immediately become exercisable in full, (ii) all restrictions applicable to restricted stock held by the executive shall immediately lapse, and (iii) all other criteria for vesting of any award granted under any PTC stock plan and held by the executive shall be deemed to have been met, notwithstanding any vesting schedule or other provisions to the contrary in the agreements evidencing such stock options, SARs, restricted stock or other award.

EQUITY COMPENSATION PLANS

The following table sets forth information regarding our equity compensation plans as of September 30, 2003:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	24,776,247		$10.79	6,901,938	(1)
Equity compensation plans not approved by security holders	43,848,433	(2)	$9.85	15,681,228

Total	68,624,680	(2)	$10.19	22,583,166	(1)

(1)	Comprises (a) 2,422,938 shares of our common stock available for future issuance under our 2000 Employee Stock Purchase Plan and (b) 4,479,000 shares of our common stock available for awards under our 2000 Equity Incentive Plan (the “2000 EIP”). In addition to stock option awards, the 2000 EIP provides for the issuance of stock appreciation rights (“SARs”). SARs are rights to receive any excess in value of shares of common stock over the exercise price; the Compensation Committee of our Board of Directors determines whether they are settled in cash, common stock or other of our securities, awards or other property and may define the manner of determining the excess in value of the shares of common stock. Under our 2000 EIP, the Committee also may make awards of common stock subject to certain restrictions during a specified period, such as the participant’s continued service with PTC or the company achieving certain financial goals. The participant generally will forfeit the shares if the specified conditions are not met and the participant cannot transfer the shares before termination of that period. The participant is, however, entitled to vote the shares and receive any dividends during the restriction period. The Committee also may award common stock without restrictions to recognize outstanding achievements or as a supplement to restricted stock awards when PTC’s performance exceeds established financial goals. The Committee determines what, if anything, the participant must pay to receive such a stock award, but the number of shares that may be granted under the 2000 EIP for less than fair market value is limited to 10% of the shares authorized under the plan.
(2)	Excludes 338,198 shares of our common stock issuable upon exercise of outstanding options assumed in connection with our mergers or other acquisition transactions; these options have a weighted-average exercise price of $17.28.

Non-Stockholder Approved Plan

PTC maintains the 1997 Non-Statutory Stock Option (the “Plan”). The purpose of the Plan is to attract and retain key employees and consultants of the company and our majority-owned subsidiaries, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in our long-term growth. Our employees and consultants, and those of any of our majority-owned subsidiaries, capable of contributing significantly to the successful performance of the company are eligible for option awards under the Plan. Our officers and directors are not eligible to participate in the Plan. Options granted under the Plan may only be stock options that are not intended to be “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

The Plan is administered by the Compensation Committee of our Board of Directors. Subject to the provisions of the Plan, the Committee has the authority to select the employees and consultants to whom options are granted and determine the terms of each option, including the amount, exercise price, vesting schedule (generally in four equal annual installments on each of the first four anniversaries of the date of grant) and term, which may not exceed ten years. The per share exercise price of an option must be at least 100% of the fair market value of our common stock on the date of grant.

Options generally are exercisable only during an optionee’s term of employment or engagement as a consultant and for a period of between ten and ninety days after that term ends. In the case of termination as a result of death or permanent disability, options generally are exercisable thereafter for twelve months; in the case of termination as a result of retirement, options generally are exercisable thereafter for three months. During the lifetime of the optionee, his or her option is exercisable only by him or her and is not transferable except by will or by the laws of descent and distribution.

The Committee may act to preserve an optionee’s rights under an option in the event of a change in control of PTC by (i) accelerating any time period relating to the exercise of the option, (ii) providing for compensating payments to the optionee, (iii) adjusting the terms of the option to reflect the change in control, (iv) causing the option to be assumed by another entity, or (v) making any other provision that the committee may consider equitable to optionees and in the best interests of PTC. Unless otherwise determined by the Board, stock options held by Senior Vice President and Vice President level employees become exercisable in full if, within one year following a change in control of PTC, such employee’s employment is terminated without cause, by the employee due to a Change in Status, or due to his or her death or partial or total disability.

The Board of Directors may amend, suspend or terminate the Plan or any portion thereof at any time. The Committee may amend, modify or terminate any outstanding award with the respective optionee’s consent unless the amendment would not materially and adversely affect the optionee in which case, consent is not required. However, the Committee may not, without stockholder approval, amend any outstanding option to reduce the exercise price at any time during the term of such option.

Plans Assumed in Connection with a Merger or Other Acquisition Transaction

PTC has also assumed stock options under certain equity plans in the course of its merger and acquisition activities. These plans are all inactive and no future options may be granted under them. The plans are all substantially similar to the Plan, discussed above, except that certain of the options outstanding are “incentive stock options” within the meaning of Section 422 of the Code.

INFORMATION ABOUT OUR AUDITORS

PricewaterhouseCoopers LLP served as PTC’s independent auditors for fiscal 2003 and has reported on our 2003 consolidated financial statements. The Audit Committee of the Board of Directors has re-appointed PricewaterhouseCoopers LLP for fiscal year 2004 and, as described above, the Board is seeking your confirmation of PricewaterhouseCoopers LLP’s appointment. Representatives of PricewaterhouseCoopers LLP are expected to be present at our Annual Meeting. They will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions from stockholders.

Report of the Audit Committee

The Audit Committee is responsible for reviewing PTC’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements for fiscal 2003 with management and the independent auditors. In this process, the Committee met with the independent auditors, with and without management present, to discuss the results of the auditors’ examinations, PTC’s critical accounting policies and the overall quality of PTC’s financial reporting and disclosure controls.

The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Committee has discussed with the independent auditors the auditors’ independence from PTC and its management, including the matters in the written disclosures received from the auditors as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also considered whether the independent auditors’ provision of the other, non-audit related services to PTC, which are referred to in “Independent Auditors’ Fees” below, is compatible with maintaining the auditors’ independence.

Based on the Committee’s discussions with management, the representations of the independent auditors and the Committee’s review of the report of the independent auditors to the Committee, the Committee recommended to the Board of Directors that the audited financial statements be included in PTC’s Annual Report on Form 10-K for fiscal 2003 for filing with the Securities and Exchange Commission.

Audit Committee

Oscar B. Marx, Chairman

Robert N. Goldman

Noel G. Posternak

Independent Auditors’ Fees

The Audit Committee is responsible for the engagement of the independent auditors and for approving, in advance, all auditing services and permitted non-audit services to be provided by the independent auditors. The Audit Committee maintains a policy for the engagement of the independent auditors that is intended to maintain the independent auditor’s independence from PTC. In adopting the policy, the Audit Committee considered the various services that the independent auditors have historically performed or may be needed to perform in the future. The policy, which is to be reviewed and re-adopted at least annually by the Audit Committee:

(i)	Approves the performance by the independent auditors of certain types of service (principally audit-related and tax), subject to restrictions in some cases, based on the Committee’s determination that this would not be likely to impair the independent auditors’ independence from PTC;

(ii)	Requires that management obtain the specific prior approval of the Audit Committee for each engagement of the independent auditors to perform other types of permitted services; and

(iii)	Prohibits the performance by the independent auditors of certain types of services due to the likelihood that their independence would be impaired.

Any approval required under the policy must be given by the Audit Committee, by the Chairman of the Committee in office at the time, or by any other Committee member to whom the Committee has delegated that authority. The Audit Committee does not delegate its responsibilities to approve services performed by the independent auditors to any member of management.

The standard applied by the Audit Committee in determining whether to grant approval of an engagement of the independent auditors is whether the services to be performed, the compensation to be paid therefor and other related factors are consistent with the independent auditors’ independence under guidelines of the Securities and Exchange Commission and applicable professional standards. Relevant considerations include, but are not limited to, whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of PTC’s financial statements; whether the independent auditors would be functioning in the role of management or in an advocacy role; whether performance of the service by the independent auditors would enhance PTC’s ability to manage or control risk or improve audit quality; whether performance of the service by the independent auditors would increase efficiency because of their familiarity with PTC’s business, personnel, culture, systems, risk profile and other factors; and whether the amount of fees involved, or the proportion of the total fees payable to the independent auditors in the period that is for tax and other non-audit services, would tend to reduce the independent auditors’ ability to exercise independent judgment in performing the audit.

The following table states the fees for professional services rendered during fiscal 2003 and 2002 by our independent auditors, PricewaterhouseCoopers LLP.

Type of Professional Services	Fiscal 2003 Total Fees	Fiscal 2002 Total Fees
Audit	$1,472,000	$1,512,000
Audit-Related (1)	155,000	56,000
Tax (2)	1,916,000	2,277,000
All Other	—	—

(1)	Consisting principally of fees for services related to employee benefit plan audits and consultations concerning financial accounting and reporting standards and internal controls.
(2)	Consisting principally of fees related to tax compliance, tax planning and tax advice services, including preparation and review of tax returns, assistance with tax audits and refund claims and tax compliance services related to PTC’s expatriate employees.

INFORMATION ABOUT THE NOMINATING FUNCTIONS OF THE

NOMINATING & CORPORATE GOVERNANCE COMMITTEE

The Nominating & Corporate Governance Committee’s responsibilities regarding nominating activities are to: determine the desired Board skills and attributes for directors; consider and recruit candidates to fill new positions on the Board; review candidates recommended by stockholders; conduct the appropriate and necessary evaluations of the backgrounds and qualifications of possible director candidates; and recommend director nominees for approval by the Board or the stockholders.

In selecting nominees for directors, the Nominating & Corporate Governance Committee reviews candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the Committee and/or recommended by the Board.

The Nominating & Corporate Governance Committee does not rely on a fixed set of qualifications for director nominees. The Committee’s primary mandate with respect to director nominees is to create a Board with a broad range of skills and attributes that is aligned with our strategic needs. The minimum qualifications for director nominees is that they (i) be able to dedicate the time and resources sufficient for the diligent performance of the duties required of a member of the Board of Directors, (ii) not hold positions that conflict with their responsibilities to PTC, and (iii) comply with any other minimum qualifications for either individual directors or the Board as a whole mandated by applicable laws or regulations. Additionally, PTC’s Corporate Governance Guidelines require that at least a majority of members of the Board of Directors must qualify as independent directors in accordance with Nasdaq independence rules.

The Nominating & Corporate Governance Committee’s process for evaluating nominees for director, including nominees recommended by stockholders, is to consider an individual’s skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, national and international experience, and other relevant criteria as they may contribute to PTC’s success. This evaluation is performed in light of the Committee’s views as to what skill set and other characteristics would most complement those of the current directors, including the diversity, age, skills and experience of the Board as a whole. With respect to identifying potential candidates, the Committee does not foreclose any sources. The Committee is currently working toward expanding the Board and has engaged an outside recruiting firm to assist in identifying and evaluating appropriate candidates.

If you wish to recommend a director candidate for consideration by the Committee, you should provide the following information to Aaron von Staats, Clerk, Parametric Technology Corporation, 140 Kendrick Street, Needham, Massachusetts 02494: (a) a brief statement outlining the reasons the nominee would be an effective director for PTC; (b) (i) the name, age, and business and residence addresses of the candidate, (ii) the principal occupation or employment of the candidate for the past five years, as well as information about any other board of directors and board committee on which the candidate has served during that period, (iii) the number of shares of PTC stock, if any, beneficially owned by the candidate and (iv) details of any business or other significant relationship the candidate has ever had with PTC; and (c) (i) your name and record address and the name and address of the beneficial owner of our shares, if any, on whose behalf the proposal is made and (ii) the number of shares of PTC stock that you and such other beneficial owner, if any, beneficially own. The Committee may seek further information from or about you, the candidate, or any such other beneficial owner including information about all business and other relationships between the candidate and you and between the candidate and any such other beneficial owner.

INFORMATION ABOUT STOCKHOLDER PROPOSALS

If you wish to make a proposal for consideration at the 2005 Annual Meeting of Stockholders, you must give written notice to us between September 28, 2004 and October 28, 2004, including the information required by our by-laws. Under SEC rules, if you desire that such proposal be included in our proxy statement and proxy card, you must give written notice to us no later than September 28, 2004. Your written proposal must be sent to: Aaron von Staats, Clerk, Parametric Technology Corporation, 140 Kendrick Street, Needham, Massachusetts 02494. In order to curtail controversy as to the date on which PTC receives a proposal, you should submit your proposal by Certified Mail-Return Receipt Requested.

By Order of the Board of Directors,

AARON C. VON STAATS

Clerk

January 26, 2004

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING OF STOCKHOLDERS. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE OR VOTE BY TELEPHONE OR ON THE INTERNET. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

APPENDIX A

PARAMETRIC TECHNOLOGY CORPORATION

AUDIT COMMITTEE CHARTER

The audit committee is a committee appointed each year by the board of directors. Its primary function is to assist the board in fulfilling its oversight responsibilities for accounting and financial reporting compliance, including reviewing the financial information provided to the stockholders and others, the Corporation’s accounting policies, disclosure controls and procedures and internal accounting and financial controls, and the audit process.

Oversight of Independent Accountant

The independent accountant shall be ultimately accountable to the board of directors and its audit committee, as representatives of the stockholders. In this connection, the audit committee, as a committee of the board, shall be directly responsible for the appointment (and where appropriate, replacement), evaluation and compensation of the work of the independent accountant, including resolving any disagreements between management and the independent accountant regarding financial reporting. The committee shall receive direct reports from the independent accountant. The committee shall be responsible for approving, in advance, all auditing services and permitted non-audit services provided by the independent accountant.

The audit committee shall also be responsible for overseeing the independence of the independent accountant. In this connection, the audit committee shall receive from the independent accountant a formal written statement delineating all relationships between the independent accountant and the Corporation, consistent with Independence Standards Board Standard No. 1, and shall actively engage in a dialogue with the independent accountant with respect to any disclosed relationships or services that may impact its objectivity and independence and take, or recommend that the full board of directors take, appropriate action regarding the independence of the independent accountant.

Responsibilities for Accounting and Financial Reporting Compliance

The audit committee’s role is one of oversight, and it is recognized that the Corporation’s management is responsible for preparing the financial statements and that the independent accountant is responsible for auditing those financial statements.

The following functions shall be the common recurring activities of the audit committee in carrying out its oversight function. These functions are set forth as a guide and may be varied from time to time as appropriate in the circumstances. In meeting its responsibilities, the audit committee is expected to:

1.    Provide an open avenue of communication between the independent accountant and the board of directors.

2.    Inquire of management and the independent accountant about significant risks or exposures with respect to accounting methods and financial practices and assess the steps management has taken to minimize such risk to the Corporation.

3.    Consider, in consultation with the independent accountant, the audit scope and plan of the independent accountant.

4.    Review with the independent accountant the coordination of audit effort to assure completeness of coverage and reduction of redundant efforts.

5.    Monitor the adequacy and effectiveness of the Corporation’s internal controls and internal auditing procedures, including computerized information system controls and security, and consider and review with the independent accountant:

a.    Such adequacy and effectiveness and how the Corporation’s financial systems and controls compare with industry practices;

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b.    Any significant deficiencies in the design or operation of those controls that could adversely affect the Corporation’s ability to record, process, summarize and report financial data;

c.    Any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal controls; and

d.    Any related significant findings and recommendations of the independent accountant and internal auditing personnel together with management’s responses thereto.

6.    Regarding the Corporation’s accounting practices:

a.    Review with the independent accountant the acceptability and quality of the Corporation’s accounting principles and policies, as contemplated by Statement of Auditing Standards No. 61, and discuss with the independent accountant how the Corporation’s accounting policies compare with those in the industry;

b.    Review with management and the independent accountant the Corporation’s critical accounting policies and practices, and the accounting estimates resulting from the application thereof;

c.    Discuss with the independent accountant all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of use of such alternative disclosures and treatments, and the treatment preferred by the independent accountant; and

d.    Discuss with the independent accountant periodically whether all material correcting adjustments identified by the outside auditor in accordance with generally accepted accounting principles and the rules of the SEC are reflected in the Corporation’s financial statements.

7.    Review with management and the independent accountant any material financial or other arrangements of the Corporation that do not appear on the Corporation’s financial statements and any transactions or courses of dealing with third parties that are significant in size or involve terms or other aspects that differ from those likely to be negotiated with independent parties, and which arrangements or transactions are relevant to an understanding of the Corporation’s financial statements.

8.    Review with management quarterly and at the completion of the annual examination:

a.    The independent accountant’s audit of the Corporation’s financial statements and limited review in accordance with Statement of Accounting Standards No. 71 of financial statements included in the Corporation’s quarterly SEC reports;

b.    Any significant changes required in the independent accountant’s audit plan; and

c.    Other matters related to the conduct of the audit, which are to be communicated to the committee under generally accepted auditing standards.

9.    Review with the independent accountant all material communications between the independent accountant and management, such as any management letter or schedule of unadjusted differences.

10.    Consider and review with management:

a.    Significant findings during the year and management’s responses thereto; and

b.    Any difficulties encountered by the independent accountant in the course of its audit, including any restrictions on the scope of work or access to required information and any serious difficulties or disputes with management encountered during the course of the audit.

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11.    Review legal and regulatory matters that may have a material impact on the financial statements, related Corporation compliance policies, and programs and reports received from regulators.

12.    Meet with the independent accountant and management in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately with the audit committee.

13.    Recommend to the board whether, based on the reviews and discussions referred to above, the financial statements should be included in the Corporation’s Annual Report on Form 10-K.

14.    Oversee the Corporation’s disclosure controls and procedures.

15.    Perform such other functions as assigned by law, the Corporation’s charter or by-laws, or the board of directors.

Related Party Transactions and Complaint Procedures

The committee shall review and approve all related-party transactions involving the Corporation.

Any issue of significant financial misconduct shall be brought to the attention of the audit committee for its consideration. The committee shall establish procedures for (a) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Meetings and Authority

The audit committee shall meet at least five times per year or more frequently as circumstances require. The committee may ask members of management or others to attend meetings and provide pertinent information as necessary.

The committee shall report committee actions to the board of directors with such recommendations as the committee may deem appropriate, and shall make recommendations to the board of directors with respect to initiating investigations into any matters within the committee’s scope of responsibilities.

In discharging its oversight role, the audit committee shall have the authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Corporation, to engage independent counsel and other advisers, and to determine the compensation to be paid such counsel and advisers by the Corporation, as it determines necessary to carry out it duties.

Membership

The audit committee shall consist of at least three members of the board who shall meet all applicable regulatory and exchange requirements of independence and financial expertise. Audit committee members and the committee chairman shall be designated annually by the full board of directors and shall serve at the pleasure of the board.

Review of Charter

This audit committee charter shall be reviewed and reassessed for adequacy annually by the audit committee.

May 2003

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PARAMETRIC TECHNOLOGY CORPORATION

PROXY FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 3, 2004

The undersigned, revoking all prior proxies, hereby appoints Cornelius F. Moses and Aaron C. von Staats, or either of them acting singly, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Parametric Technology Corporation (“PTC”) that the undersigned is entitled, if personally present, to vote at the 2004 Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on Wednesday, March 3, 2004, at the offices of the company, 140 Kendrick Street, Needham, Massachusetts 02494, and any adjournment or postponement thereof.

You may vote at the Annual Meeting if you were a PTC stockholder at the close of business on January 9, 2004. Your attendance at the Annual Meeting will not be deemed to revoke this proxy unless you revoke this proxy in writing and vote in person at the Annual Meeting. Along with this proxy, we are sending you notice of the Annual Meeting and the related proxy statement, as well as our Annual Report to Stockholders, including our Annual Report on Form 10-K with our financial statements, for the year ended September 30, 2003.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF THE SIGNED PROXY IS RETURNED BUT NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE AND FOR PROPOSALS 2 AND 3. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE

ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

PARAMETRIC TECHNOLOGY CORPORATION 140 KENDRICK STREET NEEDHAM, MA 02494

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Parametric Technology Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: X PRMTRC

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PARAMETRIC TECHNOLOGY CORPORATION

Vote On Proposals

THE DIRECTORS RECOMMEND A VOTE “FOR ALL” NOMINEES	The Directors Recommend

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1. Elect two Class II Directors to serve for the next three years: 01) Michael E. Porter 02) Noel G. Posternak	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for a director nominee, mark “For All Except” and write the number of the nominee for whom you wish to withhold authority to vote on the line below.

THE DIRECTORS RECOMMEND A VOTE “FOR” PROPOSALS 2 AND 3	The Directors Recommend

	ê For	Against	Abstain

2. Approve an increase in the number of shares issuable under PTC’s 2000 Employee Stock Purchase Plan (“ESPP”) by 8,000,000 shares.	☐	☐	☐

3. Confirm the selection of PricewaterhouseCoopers LLP as PTC’s independent auditors for the current fiscal year.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated	☐

Please sign name(s) exactly as appearing on your stock certificate. If shares are held jointly, each joint owner should personally sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please indicate if you plan to attend this meeting	☐ Yes	☐ No

Signature (PLEASE SIGN WITHIN BOX)	Date		Signature (Joint Owners)	Date